EXHIBIT 10.2

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This AMENDMENT NO. 1, dated as of March 30, 2006 (this “Amendment”) to the Term Loan Agreement dated as of June 30, 2005 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) entered into among STYROCHEM FINLAND OY, a limited liability company organized under the laws of Finland with Business ID 1094747-6 (the “Borrower”), the other Loan Parties party thereto, the institutions from time to time party thereto as Lenders (the “Lenders”), and GUGGENHEIM CORPORATE FUNDING, LLC, a Delaware limited liability company, as administrative agent (in such capacity, the “Administrative Agent”), is entered into among the Borrower, the other Loan Parties party hereto, the Administrative Agent and the Lenders party hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement in certain respects as set forth below; and

WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement in certain respects as set forth below;

NOW, THEREFORE, in consideration of the premises and the covenants and obligations contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Amendments to the Credit Agreement

Except as otherwise expressly set forth herein, the Amendment is, effective as of December 31, 2005 and subject to the satisfaction (or due waiver) of the conditions set forth in Section 2 (Conditions Precedent to the Effectiveness of this Amendment) hereof, the Credit Agreement is hereby amended as follows:

(a) Amendments to Section 1.1 (Defined Terms)

(i) Insert the following new definitions in Section 1.1 (Defined Terms) in the proper alphabetical order:

“Amendment No. 1 to the Credit Agreement.” that certain Amendment No. 1 to the Credit Agreement, dated as of March 30, 2006, entered into among the Borrower, other Loan Parties party thereto, the institutions from time to time party thereto as Lenders, and the Administrative Agent.

“Available Liquidity”: at any time, the sum of the amount of (a) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries and (b) the aggregate undrawn amounts then available under the Senior Credit Agreement or any committed working capital or other committed line of credit of the Borrower and its Subsidiaries.

AMENDMENT NO 1 TO

CREDIT AGREEMENT

(ii) The definition of “Consolidated EBITDA” is hereby amended by (a) replacing the word “and” immediately prior to clause (ii) with “,”, (b) adding the word “and” at the end of clause (ii) thereof and (c) adding the following as a new clause (iii) thereof:

“ and (iii) any pension or disability plan liability or vacation social security accrual recorded in the fiscal year 2005 may be added-back to the calculation of Consolidated EBITDA, provided, however, any other amounts to be added-back to the calculation of Consolidated EBITDA that are not expressly set forth in this definition shall be subject to the prior review by, and consent of, the Administrative Agent, in its sole discretion.”

(b) Amendments to Annex A to the Credit Agreement

Annex A is hereby deleted from the Credit Agreement and replaced with the corresponding Annex A attached hereto as Exhibit A.

(c) Amendments to Article V (Affirmative Covenants)

(i) Section 5.1 (Financial Statements) of the Credit Agreement is hereby amended by inserting at the end of clause (a) of Section 5.1 immediately after “;” the following:

“provided, however, and solely in connection with the fiscal year 2005, the above referenced financial statements shall be delivered within 104 days after the end such fiscal year;”.

(ii) Section 5.2 (Certificates; Other Information) of the Credit Agreement is hereby amended by:

(1) inserting at the end of clause (a) of Section 5.2 immediately after “;” the following: “ provided, however, that the certificates required to be furnished to the Administrative Agent pursuant to Section 5.2(a) and (b) shall be based upon generally accepted accounting principles in the United States of America (“U.S”) and that the certificate required to be delivered under this Section 5.2(a) may be delivered by the Borrower’s U.S. based independent certified public accountant and provided, further, that any such certificate required to be delivered for the fiscal year 2005 shall be delivered within 120 days after the end of such fiscal year 2005.”

(2) inserting at the end of clause (b) of Section 5.2 immediately after the word “therewith” the following: “ provided, however, that any such certificates required to be delivered for the fiscal year 2005 shall be delivered within 120 days after the end of such fiscal year 2005.

(3) deleting the word “and” at the end of clause (f), (b) renumbering clause (g) thereof clause (h) (and renumbering accordingly each reference to such clause in any Loan Document that is not an amendment to another Loan Document) and (c) inserting a new clause (g) immediately after clause (f) thereof to read in its entirety as follows:

“(g) within 30 days after the end of each month, or 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, or 90 days after the end of each fiscal year of the Borrower, as the case may be a report setting forth Available Liquidity of the Borrower and its Subsidiaries as of the last day of the applicable period, accompanied by a certificate of a Responsible Officer certifying to the accuracy and completeness of the information contained in such report; and”.

AMENDMENT NO 1 TO

CREDIT AGREEMENT

(d) Amendments to Article VI (Negative Covenants)

(i) Clauses (b) and (c) of Section 6.1 are hereby amended and restated in their entirety to read as follows:

“(b) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on the last day of each fiscal quarter ending on the date set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Maximum Consolidated Leverage Ratio
December 31, 2005	Not Applicable
March 31, 2006	Not Applicable
June 30, 2006	5.60 to 1
September 30, 2006	5.20 to 1
December 31, 2006	3.75 to 1
March 31, 2007	3.75 to 1
June 30, 2007	3.75 to 1
September 30, 2007	3.75 to 1
December 31, 2007	3.75 to 1
March 31, 2008	3.75 to 1
June 30, 2008	3.75 to 1

“(c) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with the fiscal quarters set forth below (or, if less, the number of full fiscal quarters subsequent to the Closing Date) to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Minimum Consolidated Fixed Coverage Ratio
December 31, 2005	1.75 to 1
March 31, 2006	1.30 to 1
June 30, 2006	1.75 to 1
September 30, 2006	2.0 to 1
December 31, 2006	2.0 to 1
March 31, 2007	2.0 to 1
June 30, 2007	2.0 to 1
September 30, 2007	2.0 to 1
December 31, 2007	2.0 to 1
March 31, 2008	2.0 to 1
June 30, 2008	2.0 to 1

(ii) Section 6.7 (Limitation on Capital Expenditures) is hereby amended by deleting the existing “€ 1,000,000” Capital Expenditure amount set forth for fiscal year December 31, 2005 and replacing it with “€ 1,100,000”.

AMENDMENT NO 1 TO

CREDIT AGREEMENT

(iii) Section 6.10 (Limitations on Transactions with Affiliates) is hereby amended as of the date of the execution of this Amendment by deleting the last sentence in that Section and replacing it with the following:

“Notwithstanding the foregoing the Borrower and its Subsidiaries may pay to Holdings fees and expenses pursuant to the Management Agreement in an aggregate amount not to exceed one-percent (1%) of the Borrower’s revenue in any fiscal year, provided that, (i) no Default or Event of Default has occurred and is continuing (or would result therefrom), (ii) the Borrower is in compliance with the initial financial covenants set forth in Section 6.1 in effect on the Closing Date (without giving effect to amendments to such covenant levels set forth in Amendment No. 1 to the Credit Agreement (the “Original Covenant Levels”) and (iii) the Borrower is in compliance with the covenants set forth in Section 6.9 hereto”; provided, however, so long as the Borrower and its Subsidiaries are in compliance with clauses (i) through (iii) above, the Borrower may pay an amount equal to (x) one twelfth of current fees and expenses payable annually by the Borrower to Holdings under the Management Agreement for each month in which the Borrower is in compliance with the Original Covenant Levels, (y) 25% of any previously accrued but unpaid management fees if the Borrower is in compliance with the Original Covenant Levels for any one fiscal quarter and (z) the remaining 75% of any previously accrued but unpaid management fees if the Borrower has satisfied the foregoing in subclause (y) above and is in compliance with the Original Covenant Levels for a second consecutive fiscal quarter.

Section 2. Conditions Precedent to the Effectiveness of this Amendment

This Amendment shall become effective as of the date set forth in Section 1 when, and only when, the Administrative Agent shall have received (a) this Amendment, duly executed by the Borrower, the Administrative Agent and the Lenders constituting the Required Lenders, (b) a certain side letter (the “Side Letter”), dated as of the date hereof, duly executed by the Borrower, the Administrative Agent and the Lenders constituting the Required Lenders and (c) all outstanding and unpaid fees and expenses of Weil, Gotshal & Manges LLP, counsel to the Administrative Agent.

Section 3. Representations and Warranties

On and as of the date hereof, after giving effect to this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:

(a) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, and the Credit Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms;

(b) each of the representations and warranties contained in Section 3 (Representations and Warranties) of the Credit Agreement, the other Loan Documents or in any certificate, document or financial or other statement furnished at any time under or in connection therewith is true and correct in all material respects on and as of the date hereof as if made on and as of such date and except to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; provided, however, that references therein to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby (if applicable);

AMENDMENT NO 1 TO

CREDIT AGREEMENT

(c) no Default or Event of Default has occurred and is continuing under the Credit Agreement, as amended hereby or under any other Loan Document; and

(d) no litigation has been commenced against any Loan Party or any of its Subsidiaries seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment, the Credit Agreement or any Loan Document, in each case as amended hereby (if applicable).

Section 4. Fees and Expenses

The Borrower and each other Loan Party agrees to pay on demand in accordance with the terms of Section 9.5 (Payment of Expenses) of the Credit Agreement all reasonable out of pocket costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith.

Section 5. Reaffirmation of Guaranties.

The Guarantor hereby reaffirms its Guarantee Obligations under the Guarantee Agreement, taking into account the provisions of this Amendment.

Section 6. Reference to the Effect on the Loan Documents

(a) As of the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as modified hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the date hereof.

(b) Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement and all other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent under any of the Loan Documents, nor constitute a waiver or amendment of any other provision of any of the Loan Documents or for any purpose except as expressly set forth herein.

(d) This Amendment shall be deemed a Loan Document.

Section 7. Execution in Counterparts

This Amendment may be executed in any number of counterparts and by different parties in separate counterpart (including by facsimile), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

AMENDMENT NO 1 TO

CREDIT AGREEMENT

Section 8. Governing Law

This Amendment shall be governed by and construed in accordance with the law of the State of New York.

Section 9. Section Titles

The Section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 10. Notices

All communications and notices hereunder shall be given as provided in the Credit Agreement.

Section 11. Severability

The fact that any term or provision of this Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

Section 12. Successors

The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the Lenders, the other parties hereto and their respective successors and assigns.

Section 13. Waiver of Jury Trial

Each of the parties hereto irrevocably waives trial by jury in any action or proceeding with respect to this Amendment or any other Loan Document.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

STYROCHEM FINLAND OY,
as the Borrower

By:	/s/ Michael T. Kennedy
Name:	Michael T. Kennedy
Title:	Authorized Signatory

STYROCHEM EUROPE (THE NETHERLANDS) B.V.

By:	/s/ Michael T. Kennedy
Name:	Michael T. Kennedy
Title:	Managing Director

RADNOR HOLDINGS CORPORATION, as the Guarantor

By:	/s/ Michael T. Kennedy
Name:	Michael T. Kennedy
Title:	President and Chief Executive Officer

GUGGENHEIM CORPORATE FUNDING,
LLC, as Administrative Agent

By:	/s/ Todd Boehly
Name:	Todd Boehly
Title:	Managing Partner

ORPHEUS FUNDING LLC, by Guggenheim Investment Management, LLC as its Manager

By:	/s/ Stephen Sautel
Name:	Stephen Sautel
Title:	Managing Director

EXHIBIT A

Annex A

PRICING GRID FOR TERM LOANS

Consolidated Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
Less than 5.75 to 1 and equal to or greater than 4.75 to 1	8.00%	5.25%
Less than 4.75 to 1 and equal to or greater than 3.75 to 1	7.25%	4.50%
Less than 3.75 to 1 and equal to or greater than 3.25 to 1	6.50%	3.75%
Less than 3.25 to 1 and equal to or greater than 2.75 to 1	5.75%	3.00%
Less than 2.75 to 1 and equal to or greater than 2.25 to 1	5.00%	2.25%
Less than 2.25 to 1 and equal to or greater than 1.75 to 1	3.50%	0.75%
Less than 1. 75 to 1	3.00%	0.25%

Changes in the Applicable Margin with respect to Term Loans resulting from changes in the Consolidated Leverage Ratio shall become effective 5 Business Days after the date (the “Adjustment Date”) on which financial statements with respect to the fiscal quarter ended March 31, 2006 are delivered to the Lenders pursuant to Section 5.1(b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be 5.75 to 1. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be 5.75 to 1. Each determination of the Consolidated Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 6.1(a).

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